EXHIBIT 3.(I)

                               CERTIFICATE OF AMENDMENT

                                          OF

                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                       NATIONAL PATENT DEVELOPMENT CORPORATION



               National Patent Development Corporation, a corporation

          organized and existing under and by virtue of the General

          Corporation Law of the State of Delaware, DOES HEREBY CERTIFY;

               FIRST:  That the Executive Committee of the Board of

          Directors of National Patent Development Corporation, by

          unanimous written consent of its members, filed with the minutes of the board, duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of said

          Corporation, declaring said amendment to be advisable, and calling a meeting for the amendment to be voted on at the

          forthcoming Annual Meeting of Stockholders of said Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing the first paragraph of the fourth Article thereof so that, as amended the first paragraph of said Article shall be and read as follows:

               "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty two million eight hundred thousand (52,800,000) shares of which forty million (40,000,000) are to be Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock"); of which two million eight hundred thousand (2,800,000) share are to be Class B Capital Stock with a par value of One Cent ($.01) per share (hereinafter called the "Class B Capital Stock"); and of which ten million (10,000,000) shares are to be Preferred Stock with a par value of One Cent $.01 per share (hereinafter called the "Preferred Stock"), to be issued in such series and with such terms and conditions as the Board of Directors may determine."

               SECOND:  That thereafter, pursuant to resolution of its

          Executive Committee of the Board of Directors, an Annual Meeting

          of the Stockholders of said Corporation was duly called and held on June 8, 1994, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

               THIRD:  that said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, said National Patent Development

          Corporation has caused this certificate to be signed by Lawrence

          M. Gordon, its Vice President and General Counsel and attested by

          Lydia M. DeSantis, its Secretary, this 9th day of June, 1994.



                                             BY: Lawrence M. Gordon
                                                 Vice President
                                                 and General Counsel



          ATTEST:



          BY: Lydia M. DeSantis
              Secretary






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